EXHIBIT 99.1
Element Solutions Inc Announces Launch of Senior Notes Offering
Miami, Fla., August 4, 2020 – Element Solutions Inc (NYSE:ESI) (the "Company") today announced that it intends to offer $400 million aggregate principal amount of senior notes due 2028 (the “Notes”) in a private offering, subject to market and other customary conditions. The Notes are being offered solely to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), and to non-U.S. persons in accordance with Regulation S under the Securities Act. The Notes will be fully and unconditionally guaranteed on a senior unsecured basis by certain of the Company’s existing domestic subsidiaries.
The Company intends to use the net proceeds from the sale of the Notes, together with cash on hand, to pay for the partial redemption of its outstanding 5.875% Senior Notes due 2025 (the “Existing Notes”), including the redemption price plus accrued and unpaid interest, if any, on the Existing Notes being redeemed, along with fees and expenses incurred with the offering of the Notes and the redemption of the Existing Notes.
No assurance can be given that the offering of the Notes will be completed, or, if completed, as to the terms on which it is completed. The Notes and related guarantees have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements of the Securities Act and any applicable state securities laws.

This press release does not constitute an offer to sell, or a solicitation of an offer to purchase, of any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer or solicitation would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.
This press release does not constitute a notice of partial redemption of the Existing Notes.

Forward-looking Statements
This press release contains forward-looking statements, including, but not limited to, statements regarding the completion and timing of the offering of the Notes, the Company's planned use of any proceeds from the offering of the Notes and its ability to partially redeem the Existing Notes pursuant to the related indenture. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, market and other general economic conditions, the Company's and the initial purchasers' ability to satisfy the conditions required to close the offering of the Notes, the Company's ability to complete the redemption of the Existing Notes, the Company's perception of future availability of equity or debt financing needed to fund its businesses and the risk factors set forth in the periodic reports and other documents filed or to be filed by the Company with the Securities and Exchange Commission, including the Company annual report on Form 10-K for the year ended December 31, 2019 and quarterly report on Form 10-Q for the quarter ended June 30, 2020. These forward-looking statements are made as of the date of this press release and the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Investor Relations Contact:

Yash Nehete
Associate Director, Corporate Development & IR
Element Solutions Inc
1-561-406-8465

Media Contact:

Liz Cohen
Managing Director
Kekst CNC
1-212-521-4845